Exhibit 99.1

Digital Power Corporation Reports Financial Results for the Fourth Quarter and the Year Ended December 31, 2011

FREMONT, Calif., March 29, 2012, Digital Power Corporation (NYSE Amex: DPW - News) today announced its financial results for the fiscal year 2011 and for fourth quarter and for the year ended December 31, 2011.

Digital Power’s revenues for the year ended December 31, 2011 were $11,231,000, an increase of 8% from revenue of $10,396,000 for the year ended December 31, 2010.  Net income for the year ended on December 31, 2011 was $1,124,000 an increase of 131% or $637,000 over the profit of $487,000 in the year ended on December 31, 2010. Gross margin in 2011 was 40%, an increase from 35% reported in 2010.

Digital Power Corporation reported net income of $97,000 for the three months ended December 3l, 2011, compared to net income of $213,000 for the three months ended December 31, 2010. Operating income equaled $68,000 for the fourth quarter of 2011, compared to operating income of $165,000 for the fourth quarter of 2010.  Digital Power reported revenues of $2,057,000 for the quarter ended December 31, 2011, a decrease of 33% from a revenue of $3,072,000 in the comparable quarter in 2010.

Commenting on the results, President and CEO, Amos Kohn, stated: “We are pleased with our fiscal performance. During the year ended on December 31, 2011 and the fourth quarter, we generated revenues from the sale of customized product solution for medical and broadcast application, as part of our earlier strategy to develop full custom power solutions and enhance our standard products line to higher power switchers in a smaller form factor.

We continued to expand our presence in the market place as we were rewarded by several new full custom design projects to develop and supply power solutions for the medical and industrial markets. In addition, we developed and launched power rectifier systems to international naval fleets. We will continue to focus on solution driven applications for our major vertical markets including telecom, medical and military and industrial market segments". Mr. Kohn continues: “Going forward, we will continue expanding our capabilities accelerating our development and releases of even more advanced leading power products.

About Digital Power:
Digital Power Corporation is a solution-driven organization that designs, develops, manufactures and sells high-grade customized and flexible power system solutions for the most demanding applications in the medical, military, telecom and industrial markets. We are highly focused on high-grade and custom product designs for both the commercial and military/defense markets, where customers demand high density, high efficiency and ruggedized products to meet the harshest and/or military mission critical operating conditions. We are a California corporation originally formed in 1969, and our common stock trades on the NYSE Amex under the symbol "DPW". Digital Power's headquarters is located at 41324 Christy Street, Fremont, California, 94538-3158; Contact: Leo Yen, Investor Relations, 510-657-2635; Website: www.digipwr.com.

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2011 and the expected results of modifications to the Company’s strategy.  The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the “forward looking statements”: (a) the possibility of net losses in the future; (b) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (c) the current instability in the global economy; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs may limit the Company’s ability to compete; (e) the possible failure of the Company’s custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products; (f) the ability of the Company to attract, retain and motivate key personnel; (g) dependence on a few major customers; (h) dependence on the electronic equipment industry; (i) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (j) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (k) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (l) the inability of the Company to procure necessary key components for its products, or the purchase of excess or  the wrong inventory; (m) variations in operating results from quarter to quarter; (n) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K.  All filings are also available on the Company’s website at www.digipwr.com.

Digital Power Corporation

Financial Data
(In thousands except for per share data)

	Three months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Statement of Operations Data:	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Revenues	$2,057	$3,072	$11,231	$10,396
Operating income (loss)	68	165	1,157	495
Net income (loss)	97	213	1,124	489
Basic net earnings (loss) per share:	$0.060	$0.032	$0.167	$0.073
Diluted net earnings (loss) per share:	$0.058	$0.031	$0.164	$0.083

	As of December 31,
	2011	2010
Balance Sheet Data:	(Unaudited)	(Audited)
Working capital	$3,846	$3,582
Total assets	7,349	7,178
Total Liabilities	2,216	2,852
Shareholders' equity	5,134	4,326